Exhibit 1

NOTICE OF DELISTING

to the holders of

B.A.T CAPITAL CORPORATION

(the “Issuer”)

2.764% Notes due 2022

3.222% Notes due 2024

3.557% Notes due 2027

4.390% Notes due 2037

4.540% Notes due 2047

Floating Rate Notes due 2020

Floating Rate Notes due 2022

(together, the “Notes”)

	CUSIP Numbers*	ISINs*
2.764% Notes due 2022	05526DAV7; 05526DAU9; U05526AG0	US05526DAV73; US05526DAU90; USU05526AG09
3.222% Notes due 2024	05526DAZ8; 05526DAY1; U05526AJ4	US05526DAZ87; US05526DAY13; US05526AJ48
3.557% Notes due 2027	05526DBB0; 05526DBA2; U05526AK1	US05526DBB01; US05526DBA28; USU05526AK11
4.390% Notes due 2037	05526DBD6; 05526DBC8; U05526AL9	US05526DBD66; US05526DBC83; USU05526AL93
4.540% Notes due 2047	05526DBF1; 05526DBE4; U05526AM7	US05526DBF15; US05526DBE40; USU05526AM76
Floating Rate Notes due 2020	05526DAT2; 05526DAS4; U05526AF2	US05526DAT28; US05526DAS45; USU05526AF26
Floating Rate Notes due 2022	05526DAX3; 05526DAW5; U05526AH8	US05526DAX30; US05526DAW56; USU05526AH81

NOTICE IS HEREBY GIVEN to holders of the outstanding Notes of the Issuer that the Issuer has decided to cancel the listing on the Official List of the Financial Conduct Authority (the “Delisting”) of all of the outstanding Notes. Following the Delisting, the Notes will no longer be admitted to trading on the Professional Securities Market of the London Stock Exchange. The Delisting and the withdrawal of the Notes from trading on the Professional Securities Market of the London Stock Exchange will be effective on 18 March 2020. Citibank, N.A. acts as authentication agent, paying agent, transfer agent, registrar and calculation agent under the Notes.

The Issuer has instructed the Depository Trust Company, as registered holder of the Notes for the benefit of its participants, to automatically migrate the portion of each series of Notes represented by the CUSIPs listed below such that each series of Notes is only represented by the Final CUSIPs listed below (the “Migration”). The Migration will be effective on or about 18 March 2020.

Series of Notes	CUSIP Numbers (to-be-migrated)*	Final CUSIP Number*
2.764% Notes due 2022	05526DAU9; U05526AG0	05526DAV7
3.222% Notes due 2024	05526DAY1; U05526AJ4	05526DAZ8
3.557% Notes due 2027	05526DBA2; U05526AK1	05526DBB0
4.390% Notes due 2037	05526DBC8; U05526AL9	05526DBD6
4.540% Notes due 2047	05526DBE4; U05526AM7	05526DBF1
Floating Rate Notes due 2020	05526DAS4; U05526AF2	05526DAT2
Floating Rate Notes due 2022	05526DAW5; U05526AH8	05526DAX3

* These CUSIP numbers and ISINs are included solely for the convenience of the holders. Neither the Issuer nor the Paying Agent shall be responsible for the selection or use of any CUSIP number or ISIN, nor is any representation made as to its correctness or accuracy printed on any Note or as referred to in any notice.

The Issuer has applied to list the Notes on the New York Stock Exchange (the “Relisting”). The Relisting will be effective on 18 March 2020. None of the Delisting, the Migration or the Relisting will affect the terms of the Notes and the guarantees.

For and on behalf of

B.A.T Capital Corporation

18 February 2020

Enquiries:

Investor Relations
Mike Nightingale / Rachael Brierley / John Harney
+44 (0) 20 7845 1180 / 1519 / 1263

Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATPress

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the British American Tobacco Group (the “Group”) operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates and the impact of an unfavourable ruling by a tax authority in a disputed area; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and deliver New Category products; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of British American Tobacco p.l.c. (“BAT”) for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in BAT’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2019 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and BAT’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.

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